                          [LETTERHEAD OF LAW OFFICES OF
                             SAPHIER, REIN & WALDEN]



                                December 6, 1999

Mr. Calvin D. Smiley                                            By Facsimile
President                                                       (858) 509-0861
Telecom Wireless Corporation
5299 DTC Boulevard, No. 1200
Englewood, CO 80111

           Re:  Matthew L. Talbert - Investment in Telecom Wireless Corporation

Dear Mr. Smiley:

           This firm represents Matthew L. Talbert. We are in receipt of a letter from Jay Enyart dated November 29, 1999, containing a preliminary prospectus and a subscription agreement. The purpose of this letter is to confirm the terms pursuant to which Mr. Talbert has agreed to purchase 100,000 shares of restricted $.001 par value common stock (the "Subject Shares") of Telecom Wireless Corporation ("Telecom"), which are as follows:

                (a) The purchase price shall be $2.50 per share or an aggregate purchase price of $250,000.

                (b) In exchange for such sum, in addition to the Subject Shares, Mr. Talbert will be issued warrants (the "Warrants") to purchase an additional 100,000 shares of restricted common stock at a price of $2.50 per share. The Warrants will be exercisable at any time within three years.

                (c) The Subject Shares and the shares that will be issued upon exercise of the Warrants will be included in the Registration Statement on Form SB-2 which was filed with the SEC on November 29, 1999, and for which you have provided us a preliminary prospectus. There will be no cost or expense to Mr. Talbert in doing so. Telecom has represented that the Registration Statement may become effective within 60 days, so that the Subject Shares may be sold in the open market without restriction. To secure this commitment, Telecom has agreed that in th event the Subject Shares have not been registered within 90 days of the date of investment for any reason, then on the 91st day, the number of shares included in the Subject Shares will be increased by 25,000 shares, and will be further increased by an additional 25,000 shares for each 30 days period after the 91st day that this obligation has not been fulfilled.

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Mr. Calvin D. Smiley
Telecom Wireless Corporation
December 6, 1999
Page 2


                (d) There will be no lockup in connection with the Subject Shares or any shares issued upon exercise of the Warrants. Telecom has represented to Mr. Talbert that Telecom has lockup agreements with holders of approximately 25% of the shares that are covered by the Registration Statement.

           If the foregoing accurately sets forth the terms pursuant to which Mr. Talbert has agreed to invest, please execute a copy of this letter in the place indicated and then return it to us by both facsimile and mail for our files. Upon receipt, Mr. Talbert will execute the subscription agreement which was forwarded to him and arrange to have the $250,000 investment wire transferred to Telecom.

                                Very truly yours,

                                /s/ Robert S. Rein

                                ROBERT S. REIN

RSR:kz

cc:   Mr. Matthew L. Talbert

      The undersigned agrees to all of the terms and conditions set forth in the foregoing letter.

Dated: December ____, 1999                   Telecom Wireless Corporation



                                             By:   /s/ Calvin D. Smiley
                                                   ---------------------------

                                                   Calvin D. Smiley, President